Exhibit (a)(1)(K)
FORM OF REMINDER EMAIL TO ELIGIBLE EMPLOYEES
ABOUT THE OPTION EXCHANGE PROGRAM

Date:	[•], 2006
To:	Eligible Employees
From:	Micro Linear Corporation
Re:	Reminder About Option Exchange Program
The exchange offer for all eligible options is currently open and available to all eligible employees. As previously communicated, the exchange is scheduled to close at 12:00 midnight (Pacific Time) on March 27, 2006. Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form prior to 12:00 midnight (Pacific Time) on March 27, 2006.
You should direct questions about the exchange offer or requests for assistance to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Michael Schradle, Phone: (408) 433-5200, Email: optionexchange@microlinear.com. You should direct questions for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Jenette Jimenez, Phone: (408) 433-5200, Email: optionexchange@microlinear.com.